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                  Trans World Airlines, Inc. and Subsidiaries

                                 EXHIBIT 11.1

                       Computation of Earnings Per Share
                (Amounts in Thousands, Except Per Share Amount)


                                                                                         Reorganized
                                                                                           Company
                                                                                         ------------
                                                                                           One Month
                                                                                             Ended
                                                                                      September 30, 1995

ADJUSTMENTS TO NET INCOME (LOSS)
Net income (loss)                                                                          $   (2,347)
Mandatorily Redeemable Preferred
  Stock dividend requirements                                                                  (1,163)
                                                                                           -----------

Net income (loss) applicable to common
  stock and common stock equivalents for
  primary computation                                                                      $   (3,510)
                                                                                           -----------

ADJUSTMENTS TO OUTSTANDING SHARES

Average number of shares of common stock (1)                                                   22,503

Primary Adjustments
  Incremental shares associated with the
  assumed exercise of options and
  warrants (2)                                                                                      0
                                                                                           -----------

Total average number of common and common
  equivalent shares used for primary
  calculation                                                                                  22,503
                                                                                           -----------

Earnings per common share                                                                  $    (0.16)
                                                                                           -----------



(1) Includes 5,301 shares of Employee Preferred Stock which, except for a liquidation preference of $.01 per share and the right to elect a certain number of directors to the Board of Directors, is the functional equivalent of common stock.

(2) The computations do not give effect to common shares or Employee Preferred Stock issuable under stock options, warrants or common stock or Employee Preferred Stock which may be issued in future periods, based upon various factors, including the value of consideration issued on the Effective Date of the Plan of Reorganization as measured at dates in the future, as their inclusion would be anti-dilutive.